Exhibit 99.1

      ZymoGenetics Reports Second Quarter 2005 Financial Results

    SEATTLE--(BUSINESS WIRE)--July 28, 2005--

      Pipeline expands to include IL-29, potential treatment for
               Hepatitis C, as fourth product candidate;
              Important clinical milestones also reported

    ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the quarter ended June 30, 2005. The company reported a net loss for the quarter of $23.8 million, or $0.41 per share, which was less than the net loss reported for the comparable 2004 period of $24.5 million, or $0.46 per share. The company continued to maintain a strong financial position, with $275 million of cash and investments as of June 30, 2005.
    "Our business is progressing according to plan," stated Bruce L.A. Carter, president and CEO. "During the quarter we reported promising data from clinical trials of rhThrombin and IL-21. Our discussions with the FDA related to Phase 3 testing of rhThrombin have been constructive and should lead to initiation of a pivotal clinical trial later this year. Also, our pipeline is expanding with the addition of IL-29 as a potential treatment for hepatitis C," added Dr. Carter.
    Revenues for the quarter ended June 30, 2005 were $8.0 million, compared to $8.4 million for the same period in 2004. Option fees increased in 2005 due to the pro rata recognition of deferred revenue related to a strategic alliance with Serono S.A. that was completed in the fourth quarter of 2004. License fees and milestones decreased, reflecting reduced transaction volume in the current year. Royalties also decreased in the 2005 quarter due to insulin patent expirations in certain European countries and changes in exchange rates caused by strengthening of the U.S. Dollar.
    Operating expenses for the quarter were $31.7 million, slightly lower than the $32.1 million reported for the second quarter of 2004. Research and development expenses increased, reflecting increases in staffing needed to support the company's advancing product development programs. General and administrative expenses also increased due to heightened activities in support of product development and, more specifically, rhThrombin commercialization. These increases were offset by a reduction in stock-based compensation expense.

    Recent Highlights

    The company continues to advance its pipeline of product candidates. Most recently, IL-29 was designated as an additional, or fourth, product candidate. Highlights over the past several months include both important milestones and presentation of encouraging data.

    Clinical Milestones

    In late June, an end of Phase 2 meeting for rhThrombin was held between the company and the FDA. The agenda included discussion of the proposed Phase 3 pivotal study design and the new process developed for manufacture of Phase 3 clinical and commercial product supply. Outcomes from the meeting were positive and constructive. ZymoGenetics intends to obtain a Special Protocol Assessment before initiating the Phase 3 study. The company expects to initiate a single pivotal study later this year, enroll and treat 400 to 600 patients, and complete the study in 2006.
    Dose escalation has been completed in the ongoing Interleukin 21 (IL-21) Phase 1 clinical study and a dose of 30 micrograms per kilogram of body weight was selected to take forward. The second part of the study, or Part B, was initiated in early July, in which additional metastatic melanoma or renal cell carcinoma patients will be treated to obtain more experience at the established dose.
    Based on promising preclinical data showing anti-viral activity comparable to that of alpha interferon, the decision was made to advance Interleukin-29 (IL-29) into clinical development as a potential therapy for Hepatitis C. IL-29 is generated in response to viral infection, and signals through a receptor expressed primarily on some liver cells (hepatocytes) and a subset of lung cells (epithelial cells). In comparison, type-I interferon receptors are present on cells distributed throughout the body. Research indicates that IL-29 could serve as an alternative to interferons in augmenting patient responses to viral infection with fewer side effects. Formal toxicology studies and manufacture of a pegylated form of IL-29 for use in Phase 1 clinical trials will be initiated over the next several months to support the filing of an Investigational New Drug application for IL-29 as a treatment for Hepatitis C in 2006.

    Presentations of Clinical Data

    The results from two Phase 2 clinical trials of rhThrombin conducted with patients undergoing either arteriovenous grafting surgery for hemodialysis or peripheral artery bypass surgery were presented at the spring meeting of the Peripheral Vascular Surgery Society in Chicago, Illinois. Favorable outcomes were reported with respect to safety, immunogenicity and hemostatic effects and support the advancement of the product candidate to Phase 3 clinical development.
    Interim results from the treatment of the first twelve patients in a Phase 1 study of IL-21 as a treatment for metastatic melanoma and renal cell carcinoma were presented at the American Society of Clinical Oncology 2005 annual meeting held in Orlando, Florida. It was reported that IL-21, administered in an outpatient setting, showed evidence of anti-tumor activity and was reasonably well tolerated with limited and reversible toxicities.
    ZymoGenetics will present aggregate results of four Phase 2 clinical studies of rhThrombin as a topical surgical hemostat at the annual meeting of The International Society on Thrombosis and Haemostasis (ISTH) held August 6-12, 2005 in Sydney, Australia.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in ZymoGenetics' public filings with the Securities and Exchange Commission, including ZymoGenetics' Annual Report on Form 10-K for the year ended December 31, 2004. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.


                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                              (unaudited)

                            Three Months Ended   Six Months Ended
                                 June 30,             June 30,
                            ------------------   ------------------
                             2005       2004       2005        2004
                            ------------------   ------------------
Revenues:
  Royalties                 $1,837     $2,364     $4,218      $4,774
  Option fees                2,659      1,875      5,319       3,750
  License fees and milestone
   payments                  3,519      4,114     10,433       5,518
                          ---------  ---------  ---------   ---------
    Total revenues           8,015      8,353     19,970      14,042
Operating expenses:
  Research and development,
   excluding noncash
   stock-based compensation 25,076     22,846     48,671      41,909
  General and administrative,
   excluding noncash
   stock-based compensation  5,719      4,460     11,393       8,395
  Noncash stock-based
   compensation expense        954      4,760      2,200       6,332
                          ---------  ---------  ---------   ---------
    Total operating
     expenses               31,749     32,066     62,264      56,636
                          ---------  ---------  ---------   ---------
Loss from operations       (23,734)   (23,713)   (42,294)    (42,594)
Other expense, net             (69)      (753)      (297)       (769)
                          ---------  ---------  ---------   ---------
Net loss                  $(23,803)  $(24,466)  $(42,591)   $(43,363)
                          =========  =========  =========   =========
Basic and diluted net
 loss per share             $(0.41)    $(0.46)    $(0.74)     $(0.82)
                          =========  =========  =========   =========
Weighted-average number
 of shares used in computing
 net loss per share         57,855     53,207     57,764      52,954
                          =========  =========  =========   =========


                            BALANCE SHEETS
                            (in thousands)
                             (unaudited)
                                                    June 30,  Dec. 31,
                                                     2005      2004
                                                   --------- ---------

Cash, cash equivalents and short-term
 investments                                       $275,090  $324,998
Other current assets                                  7,952     9,512
Property and equipment, net                          71,508    71,960
Other assets                                          6,064     5,714
                                                   --------- ---------
            Total assets                           $360,614  $412,184
                                                   ========= =========

Current liabilities                                 $30,383   $37,149
Lease obligations                                    66,365    66,085
Other non-current liabilities                        23,720    30,400
Shareholders' equity                                240,146   278,550
                                                   --------- ---------

            Total liabilities and shareholders'
             equity                                $360,614  $412,184
                                                   ========= =========

    CONTACT: ZymoGenetics, Inc.
             Investor Relations
             John Calhoun, M.D., MBA
             Director, Corporate Communications & Investor Relations
             206-442-6744
             or
             Media Relations
             Susan W. Specht, MBA
             Corporate Communications Manager
             206-442-6592